Exhibit 99.1

Green Bankshares Announces the Upcoming Retirement of CEO Stan Puckett

GREENEVILLE, Tenn.--(BUSINESS WIRE)--September 2, 2009--Green Bankshares, Inc. (NASDAQ: GRNB) today announced that R. Stan Puckett (age 53) will retire as Chairman and Chief Executive Officer of Green Bankshares and its wholly owned subsidiary, GreenBank, on March 31, 2010.

"For the past 21 years, I have been fortunate and blessed to be CEO of this Company and the Bank, and to work alongside an amazing and talented team of bankers and a strong Board of Directors," Puckett said. "I am excited about the future of GreenBank and confident about the abilities of our management team. I am grateful for the support I have received and thankful for the friendships formed with associates, directors and customers. My commitment and loyalty to the Company will always remain firm."

Speaking on behalf of the Board of Directors, Bruce Campbell, Chairman, President and Chief Executive Officer of Forward Air Corporation and Chairman of Green Bankshares' Nominating and Governance Committee, said, "Under Stan's 21 years of leadership, GreenBank has experienced tremendous growth and advancement. During his tenure as CEO, Stan led the transformation of a small-town bank with seven branches and $188 million in assets to a publicly traded company and the third largest bank headquartered in the state of Tennessee. Green Bankshares now has assets exceeding $2 billion and operates 63 GreenBank branches, most in attractive growth markets in East and Middle Tennessee. Stan further enhanced the recognition of Green Bankshares across our state by serving a term as president of the Tennessee Bankers Association. His leadership, loyalty and persevering efforts for Green Bankshares have been an inspiration to those around him. I know I speak for the Board and all of our employees in expressing our most heartfelt appreciation for his dedication to our company and the communities we serve."

Recognizing the unprecedented challenges faced by the banking industry at the present time and the demands they create for capable leadership in the years ahead, Campbell indicated that the Board will undertake a comprehensive search for a successor to fill the CEO position. "We intend to retain an executive recruiting firm to begin this search immediately, a process that will consider both internal and external candidates who may bring appropriate skills and experience to the Company. Our goal will be to have a successor in place before Stan's retirement."

Green Bankshares, Inc., with total assets of approximately $2.630 billion, is the holding company for GreenBank. GreenBank, which traces its origin to the 1890 founding of Greene County Bank in Greeneville, Tennessee, has 63 branches across East and Middle Tennessee, and one branch each in Bristol, Virginia, and Hot Springs, North Carolina. It also provides wealth management services through its GreenWealth Division and residential mortgage lending through its Mortgage Division. In addition, GreenBank conducts separate businesses through three wholly owned subsidiaries: Superior Financial Services, Inc., a consumer finance company; GCB Acceptance Corporation, a consumer finance company specializing in automobile lending; and Fairway Title Co., a title insurance company.

Certain matters discussed in this news release are not historical facts but are "forward-looking statements" within the meaning of and are furnished pursuant to the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risk and uncertainty and actual results could differ materially from the anticipated results or other expectations expressed in the forward-looking statements. Risks and uncertainties related to the Company's business are discussed in the Company's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2008, and include, but are not limited to, (1) unanticipated deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses; (2) continued deterioration in the residential real estate market; (3) further decline in the economy in the markets that the Company serves; (4) changes in the legislative and regulatory environment; (5) the Company's inability to successfully implement its growth strategy; and (6) the loss of key personnel. The Company undertakes no obligation to update forward-looking statements.

CONTACT:
Green Bankshares, Inc.
James E. Adams, 423-278-3050
Executive Vice President and Chief Financial Officer